Exhibit 10.33

SUPPLY FOR ALFALFA

SUPPLY CONTRACT FOR 78,000-MT OF ALFALFA.

By and Between

DR. KHAN

4F, 3-6, Teheran-Ro 33-Gil

Gangnam-Gu, Seoul 06141

referred to hereinafter as the “BUYER”

And

AFRICAN AGRICULTURE

445 Park Avenue, 9F

New York, NY 10022

referred to hereinafter as the “SELLER”

SUPPLY CONTRACT FOR ALFALFA, IN CONTAINERS

It has been agreed on January 2, 2024

First Party:

Company Name:	Dr. Khan
Comm. Reg. No:	207-86-00115
Address:	4F, 3-6, Teheran-Ro 33-Gil
Gangnam-Gu, Seoul
Country:	South Korea
Postal code:	06141
Telephone:	+82-10-9046-5058
E-mail:	Namsun0@naver.com

In signing this contract between the Parties (hereinafter “Contract”), Lee Jae Woo in his capacity as CEO shall represent the Company and hereinafter referred to as the “First Party.”

Second Party:

Company Name:	African Agriculture
Comm. Reg. No:	86-3812100
Address:	445 Park Avenue, 9th floor
New York, NY
Country:	USA
Postal code:	10022
Telephone:	+1 (212) 745-1164
E-mail:	ak@africanagriculture.com

For the avoidance of doubt, African Agriculture Inc (Delaware) is the USA parent company and shall be the commercial point of contact for the management and facilitation of this Supply Contract. Les Fermes de la Teranga (“LFT”), Senegal is a wholly owned subsidiary of the USA parent company and is the producer and exporter of the Goods to be supplied and will be named on all export permits and all other related documents and should be named on any necessary import documents. For the avoidance of doubt, LFT is to be considered also the Second Party and SELLER for the provisions of this Contract.

In signing this contract between the Parties (hereinafter “Contract”), Mr. Alan Kessler in his capacity as Chairman & CEO shall represent the Company and hereinafter referred to as “Second Party.”

(Referred to collectively as “the Parties”)

Preamble

WHEREAS, the Second Party has the right to practice the activity of supplying high quality Alfalfa , delivering and presenting it in the facilities of the First Party in Incheon, South Korea and the activities provided by the Second Party must not conflict with the regulations in force in the Republic of Korea, and the Second Party agrees to Assuming responsibility for the supply to set out in this agreement for the work of the first party specified in the scope of work.

WHEREAS, the Second Party is willing to contract with First Party to provide Alfalfa, whereas both parties show their readiness and willing to execute this contract and each party has its full capacity, therefore both parties agree mutually to the following:

Article (1): The above preamble is considered an integral part of this Contract and shall be read and interpreted herewith.

Article (2): Definitions:

The words and terms used herein shall have the same meanings set forth in the applicable laws in the English law. The following words and terms shall have the meanings assigned thereto, unless the context requires otherwise.

Confidential Information: The information that is proprietary, private, or restricted, and to such extent that a reasonable person would consider the information to be confidential under the circumstances., and its disclosure may cause material or noon-material damages and losses.

Electronic Address: Electronic contact address, such as email, mobile number, or landline number.

Supply Services “Services”: Means all forms of supply of goods and/or services such as sale, transfer made or agreed to be made for a consideration by a person in the course or furtherance of business. Schedule # specified the supply.

Third Party: Any Person and/ or entity who or which is neither a Party nor an Affiliate of a Party to this Contract.

Licenses: Means exporting and importing licenses required from supplier.

Accepted Standards means: As per Clause # 4.2.

Contract: refer to, collectively, (i) the contract document signed by the Parties; (ii) any exhibit, schedule, appendix, or attachment identified in the Contract as being part of the Contract; and (iii) any document expressly incorporated by reference into the Contract.

Contract Date: Means the date that this Contract has been fully executed by the Parties.

MANDATORY DOCUMENTS: Means all required documents listed as per Attachment 1.

Letter of Credit: Means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a delivery of Alfalfa hereunder.

Article (3): General Provisions

3.1	The Parties shall implement the Contract according to the terms and conditions thereof, as well as the commercial recognized rules, as per the requirement of good faith. This obligation shall include any requirement outlined herein, in accordance with the commercial transactions contemplated by this Contract.

3.2	The Parties agreed that the date adopted for the implementation of this Contract is the Gregorian date.

3.3	This Contract is made of two original counterparts, one per each party for necessary action, and together those counterparts represented the duly executed Contract.

3.4	If any provision of this Contract becomes invalid or void for any reason or unenforceable by law, the validity and enforceability of the remaining provisions shall not be affected.

3.5	The Second Party must not assign any of its obligations set out in the Contract without the First Party’s written consent, not to be unreasonably withheld.

3.6	The Second Party hereby irrevocably agrees, subject to the carve out below in article 3.7, to any novation or assignment of this Contract, and hereby irrevocably agrees that the First Party is entitled to and may assign, transfer, or novate all or some of its rights, title, interests, benefits, obligations, and liabilities under this Contract and/or any instrument, document, or assurance and/or any other agreement related to this Contract.

3.7	Should the First Party seek to novate the obligations of this Contract, including but not exclusively the obligation to make payment of the Supply Contract Price, notification shall be given to the Second Party of the intended novation in advance, with details as to the party taking on the relevant obligations, and the Second Party shall have the right to request, and the First Party provide, a guarantee as to the fulfilment of the payment obligations by the proposed new party.

Article (4): SCOPE OF SUPPLY & MATERIAL SPECS.

4.1	Supply Scope:

4.1.1	This Supply Contract is intended to facilitate the supply by SELLER to BUYER of Alfalfa in a quantity of 78,000 MT (10% +/- at SELLER’s option) to be delivered to CIF Incheon, South Korea or any other destination as agreed in writing between the Parties pursuant to the Delivery Schedule contained herein as Schedule 1 Appendix in 2024. Final delivery schedule to be finalized within 30 days of countersign of this contract

4.2 Material Spec (minimum):

Alfalfa MUST be of the following Specs:

Supreme Grade:

-	Top quality with no foreign bodies

-	Moisture 15% maximum

-	CPT: > 22% (DM Basis)

-	CF: 22 - 23%

-	EE: 3.8% (not guaranteed)

-	Ca: 1.25 - 1.54%

-	P: 0.22 - 0.29%

-	ADF: <27%

-	NDF: <34%

-	Aflatoxins: <20 ppm.

-	Alfalfa fields to be free from any contact with livestock.

-	Sun-cured bales to be tied with plastic rope and free from foreign bodies contaminants.

-	Weeds & Grass: Max 5%

-	Flowering Stage: Max 10%

Premium Grade:

-	Top quality with no foreign bodies

-	Moisture 15% maximum

-	CPT: 20 - 22% (DM Basis)

-	CF: 22 - 23%

-	EE: 3.8% (not guaranteed)

-	Ca: 1.25 - 1.54%

-	P: 0.22 - 0.29%

-	ADF: 25 – 29%

-	NDF: 35-36%

-	Aflatoxins: <20 ppm.

-	Alfalfa fields to be free from any contact with livestock.

-	Sun-cured bales to be tied with plastic rope and free from foreign bodies contaminants.

-	Weeds & Grass: Max 5%

-	Flowering Stage: Max 10%

Article (5): PRICE STRUCTURE & PAYMENT TERMS

5.1) PRICE:

5.1.1	BUYER shall pay SELLER a Supply Contract Price covering the entire cost of the Supply of the Goods, made up of the Farm gate price (determined by way of the mechanism below) and the Shipping Logistics Price (determined by way of transparent dealing by SELLER, further detailed below).

5.1.2	The Supply Contract Price shall cover the Supply of the Goods from any Senegalese seaport till Incheon, South Korea and shall be set out as per the Proforma Invoices Number # Dated, with the Goods Price and Shipping Logistics Price clearly delineated therein.

5.1.3	Shipping logistics and payment for the same will be managed, on an open book policy, with full transparency by the SELLER, or as mutually agreed, in order to maximize efficiency and minimize extraneous costs. This may include strategies that include vessel chartering or purchase, by mutual agreement, with entirety of the costs relating to the shipping of the Goods incorporated into the Shipping Logistics Price, which when added to the Farm gate priceshall determine the Supply Contract Price to be paid.

5.1.4	BUYER is at liberty to query the Shipping Logistics Price, and the transparency by SELLER on the same, and SELLER shall take reasonable steps to set out in detail to BUYER how the Shipping Logistics Price has been calculated, by reference to relevant invoices and shipping documents.

5.1.5	If BUYER should request, SELLER to take reasonable steps to justify the Shipping Logistics Price by reference to comparable known shipping costs at the prevailing time, in the context of operational performance.

5.1.6	For the avoidance of doubt, the Shipping Logistics Price does not include costs or expenses incurred on the arrival of the Goods at Seaport or any other destination as agreed in writing between the Parties, including any local taxes, duties, or costs associated with clearance through the applicable customs regime, nor will the Shipping Logistics Price include any costs associated with the unloading of the Goods, all of which shall be for BUYER’s account.

5.1.7	The Farm gate price is to be determined by reference to the “Hoyt Report – Western States Forage Market Analysis”, specifically the Californian market price indices contained therein for either the supreme or premium grade, respectively, and will correlate to the trailing 30-day average price for the month directly preceding the relevant monthly instalment shipment as the FOB price, with a separate shipping price then discreetly generated.

5.1.8	For the avoidance of doubt, this implies that if, for example, the Farm gate price is determined to be $300 per ton for the Alfalfa product, and fully transparent Shipping and inland logistics Price incorporating entirety of cost of transportation, is $125 per ton, the CIF price would be $425 per ton.

5.2) PAYMENT MODE & TERMS:

5.2.1	100% payment shall be made through a 90 day’s Credit irrevocable Letter of Credit issued by BUYER to a preferred bank / bank account of the SELLER at JP Morgan USA.

5.2.2	For each shipment payable after 30 days from the date of Bill of Lading.

5.2.3	Any Letter of Credit amendment requested by the SELLER after opening the Letter of Credit; whereas the final Letter of Credit draft were reviewed, accepted, and confirmed by the SELLER; the amendment fee shall be chargeable SELLER’s account.

5.2.4	Extension of Letter of Credit will not be allowed more than 1 time due to any delay in shipment caused as a result of SELLER or factors reasonably within SELLER’s control, and the extension shall not exceed more than 2 weeks. Also, all bank Charges/Fees for extending Letter of Credit shall be chargeable against the SELLER ’s account. Accordingly, should there be a delay as a result of factors beyond SELLER’s control and such delay causes the expiration/lapse of the Letter of Credit, BUYER will permit, in good faith, SELLER to take necessary steps to re-engage a Letter of Credit for the purposes of the Supply.

5.2.5	All Bank charges outside Korea shall be to the account of SELLER.

5.2.6	Letter of Credit Confirmation charge shall be to the account of the SELLER.

5.2.7	Since the payment are under Letter of Credit; BUYER shall not be liable for delays in the transmission of payments to SELLER ’s bank account due to reasons beyond BUYER’s control.

5.2.8	SELLER shall be responsible for all reasonably incurred loss or expense caused to Buyers by reason of delay or clerical error, subject to that delay continuing and/or clerical error having effect for a period of more than one week, and SELLER shall on request of Buyers furnish an approved guarantee in respect thereto.

5.3 SPECIAL CONDITIONS:

5.3.1	Partial shipment is not allowed under individual Letter Credit for a specific Quantity.

5.3.2	For each shipment payable after 30 days from the date of Bill of Lading.

5.3.3	All Shipping documents to be submitted to the bank within 21 days from the date of Bill of Lading, Late submission will be subjected to acceptance of discrepancies under SELLER’s cost.

5.3.4	Shipment shall not affect before Opining the Letter of Credit.

5.3.5	Original legalized shipping documents should be submitted to the bank complying with Saudi Port, Customs authority & Bank’s Letter of Credit regulations.

5.3.6	SELLER should send clear color scanned set of complete documents by email to the BUYER before submitting them to the bank under Letter of Credit Terms.

5.3.7	If the shipment arrived at the destination port and the original shipping documents delayed due to any reason, the SELLER should instruct their shipper to release the Delivery Order (DO) to the BUYER immediately to clear the shipment from Customs. Otherwise, the SELLER should bear any delay demurrages & penalties. Provided that the BUYER shall provide LOI in standard Saudi customs’ approved format, endorsed by opening bank as necessary.

5.4 WEIGHT & QUALITY:

5.4.1	At the port of loading, a weight, quality and condition inspection certificate should be obtained from a GAFTA approved inspector/surveyor under the cost of the SELLER. BUYER shall have the right to attend at loading. For the avoidance of doubt, the official certificate of inspection at time of loading into the ocean carrying vessel shall be final as to quality, and will be incorporated into the Shipping Logistics Price.

5.4.2	(+/-) 0.5% of weight loss/excess is accepted by BUYER/SELLER while arriving of the shipment at final delivery destination meeting the condition of article 4.2 to confirm that at the time of loading at departure port, the weight was accurate as per the contracted quantity. In-case of shortage in delivered volume to Incheon, South Korea or designated entity store by higher than 0.5% Vs the measurement of Senegal seaport’s official weighing bridge, then the SELLER either should send the shortage volume via separate shipment under their-own cost or should compensate BUYER by returning an equal value of amount to one of BUYER’s preferred bank account defined by BUYER Finance / Procurement Dept. within 30 days from the date of “shortage delivery notification”.

5.4.3	If the quality of delivered goods are not up to the standard acceptable level of commodity defined in this contract material specification article 4.2, then BUYER reserves full right to return and claim the goods value in full (if already having been paid) and/or SELLER must replace with new goods (within a certain period agreed, otherwise the article 5.3.5 hereunder will be applied) without charging any cost on BUYER including (shipping, customs clearance and transportation charges etc.).

5.4.4	As well as BUYER’S right to reject and/or request new cargo, BUYER shall also have the right to accept delivery of the Goods but negotiate an alternative Goods Price, subject to those negotiations being conducted in good faith and the newly negotiated Goods Price being not manifestly unreasonable in all the prevailing circumstances. 5.4.5 BUYER shall have a period of 5 days from delivery of the Goods to notify SELLER that the Goods are rejected for lack of quality and request either the full Goods Price in return (if already having been paid) or replacement Goods. Should BUYER not make such notification within 14 days the Goods shall be deemed validly accepted by BUYER. SELLER warrants that the Goods shall contain not less than [x%] of protein. Should the whole, or any portion, not turn out equal to warranty, the goods must be taken at an allowance to be agreed or settled by arbitration as provided for below, except that for any deficiency of protein there shall be allowances to Buyers at the following rates, viz.: [1]% of the contract price for each of the first 3 units of deficiency under the warranted percentage; [2]% of the contract price for the 4th and 5th units and [3]% of the contract price for each unit in excess of 5 and proportionately for any fraction thereof. When the combined content of protein is warranted within a margin (as for example 20%/22%) no allowance shall be made if the analysis ascertained as herein provided be not below the minimum, but if the analysis results below the minimum warranted the allowance for deficiency shall be computed from the mean of the warranted content. Should the goods contain under x% of protein the Buyers shall be entitled to reject the goods, in which case the contract shall be null and void, for such quantity rejected. For the purpose of sampling and analysis each mark/parcel shall stand as a separate shipment.

Article (6) : COMMERCIAL TERMS & CONDITIONS

6.1 Delivery Mode:

6.1.1	CIF Incheon or Jeju, South Korea or any other destination as agreed in writing between the Parties

●	The SELLER clears the goods for export and pays the costs of moving the goods to the port of destination, to be repaid by BUYER by way of the Shipping Logistics Price.

●	The SELLER, however, purchases the cargo insurance, the cost of which is to be repaid by BUYER by way of the Shipping Logistics Price.

6.2 Delivery Schedule & Delay Penalty

6.2.1	The Parties have agreed a Delivery Schedule attached at Schedule 1 to this Contract, and the Parties are at liberty to agree a new Delivery Schedule for each and every instalment by mutual agreement in writing, consent not to be unreasonably withheld by either party, which shall then be deemed incorporated into this Contract, subject to the Delivery Schedule at all times facilitating the delivery of a total aggregate of 60,000 MT of the Goods to BUYER within the delivery period.

6.2.2	if the delivery was not occurred as defined in clause No. 6.2.1 and delayed or incomplete for any reason; the SELLER must arrange an immediate loan from any source or source and deliver the required volume locally to cover the consumption of BUYER until arrival of SELLER’s shipment to BUYER’s facility. If the SELLER failed to fulfil this requirement, then BUYER reserve the full right to source/purchase the material from any third-party locally or internationally or from open market and all occurred charges, and material / shipping variation cost will be charged against the account of SELLER. 6.2.3 In case of delayed shipment being as a result of SELLER or factors reasonably within SELLER’s control, the SELLER shall pay to the Buyer for every week of delay, with a one-week grace period permitted to SELLER by BUYER, a penalty amounting to 1.5% of the total value of the specific Farm gate price of Alfalfa whose shipment has been delayed. Any fractional part of a week is to be considered as a full week.

6.2.4	In case of any delay mentioned Article 6.2.3; the delay penalty maximum to be incurred by SELLER shall be up to 6% (i.e., 1.5% over four calendar weeks). SELLER should compensate BUYER for delay penalty by issuing a credit note in favor of BUYER and eligible to be deducted from the next Proforma Invoice, or if the final instalment from that Proforma Invoice.

6.2.5	The Buyer has the right, without penalty, to delay the time for accepting delivery and making payment under this Contract if such delay is caused by government regulation or action, labor strikes, riots, insurrection, freight embargoes or transportation delays. It shall be the duty of the Buyer to accept delivery and make payment under this Contract as soon as practicable after the cause of delay has ceased.

6.3 Guarantee

6.3.1	SELLER shall provide insurance cover for the delivery period at their cost, but to be included with full transparency, on an open book policy and review in final composite price, and incorporated as part of transportation cost. Thereafter for the account of Buyers. The goods are to be held covered for the invoice value of each delivery order/transfer order/warehouse warrant, plus 2% against any risk or loss due to fire/lightning/explosion. The insurance to be effective with first class underwriters. In the event of any loss or damage, SELLER to provide Buyer without delay, on demand, evidence of such insurance as needed to recover any such loss from underwriters. SELLER and BUYER shall serve each other all reasonable assistance in the prosecution of claims

6.3.2	SELLER guarantees that the material shipped are in accordance with all BUYER required specification and agreed standard mentioned in this Supply Contract under Article 4.2 “Material Specs”, assuring the highest quality and free from any defects and damages.

Article (7): General Terms & Condition

7.1	Complete cost for packing, loading &, freight of the shipment is the responsibility of the SELLER till reaching BUYER’s facility at Incheon, South Korea or any other mutually agreed destination, but will be incorporated into the aggregate Supply Contract Price as the Shipping Logistics Price.

7.2	This Contact is irrevocable and cannot be terminated in any case without written approval from BUYER prior to completion of 100% supply and expiry of the guarantee for supplied material.

7.3	Except as authorized in writing by the disclosing party, not to be unreasonably withheld, neither party to this Contract nor their personnel, agents or any subcontractor shall duplicate, use, or disclose any information supplied by the disclosing party during the course of this Contact and 3 years after the end of the Contract so long as, and to the extent that, the information does not become part of the public domain, does not correspond to information furnished or made known to the other party by a third party without restriction as to its use, or was not within the other party’s possession at the time of disclosure by the disclosing party.

7.4	The restriction in article 7.3 above shall not apply in instances where disclosure is made to any person to whom information is required or requested to be disclosed by any regulatory authority or similar body or pursuant to any applicable law or regulation. In such circumstances, SELLER shall notify BUYER of the need to disclose any information material to this Contract, including the Contract itself, and shall take all reasonable steps to maintain confidentiality as much as is possible to BUYER’s reasonable satisfaction.

7.5	SELLER shall not pay, offer or accept, and warrants that it has not paid, offered or accepted, directly or indirectly, any money, personal services, business entertainment of significant value, creditor any other thing of value, to or from BUYER or its employees in order to influence the award of this Contract or any other contract that has or may be awarded by BUYER, or their terms, performance, administration, extension or termination.

7.6	SELLER shall maintain records sufficient to accurately and properly substantiate all costs incurred by SELLER which are reasonably necessary to substantiate and evaluate charges paid or to be paid under this Contract, or which relate to any matters, rights, duties, or obligations covered by this Contact

7.7	SELLER shall be an independent SELLER with respect to the scope under this Contract. Neither SELLER, nor any sub-SELLER, nor the personnel of either of them shall be deemed to be the servants, agents, or employees of BUYER.

7.8	No assignment of this Contract shall be made unless approved in writing by BUYER. SELLER shall not subcontract any part of the scope without a prior written approval from BUYER.

7.9	The Supply Contract Price constitutes the entire compensation due to SELLER for the SCOPE of this Supply Contract and all of SELLER ’s obligations hereunder regardless of difficulty or materials or equipment required. The Supply Contract Price includes, but is not limited to, the Farm gate price, Shipping Logistics Price, compensation for any government dues causing cost increase imposed at any time during the term of this Contract, all applicable taxes, fees, overheads, profit, shipping, and all other direct and indirect costs incurred, or be incurred, by SELLER hereunder.

7.10	Customs duties and customs clearance charges are the responsibilities of BUYER. However, if the clearance is delayed for any reason caused by the SELLER, such as late in providing of required mandatory documentation for customs clearance, all the charges, penalties and demurrages will be against the account of the SELLER.

7.11	The Contract price is firm for the duration of the Contract and is not subject to escalation for any reason. No adjustments in the Contract price shall be made as a result of changes in the relative values of any currencies.

7.12	The Contract price shall only be adjusted by an amendment mutually agreed and signed upon by both parties, based on the mechanism described in article 5.1.7.

7.13	The SELLER may not transfer/assign this Contract or any part thereof or any right arising therefrom to a third party without the BUYER prior written consent, and in such case, the SELLER shall continue to be liable jointly with the transferee/assignee, for the execution of all the terms and conditions of this Contract.

7.14	If the SELLER gets bankrupted or insolvent, or has a receiving order made against him, or being a corporation, commence to wind up, the BUYER shall be at liberty either to terminate this Contract forthwith by a notice in writing to the SELLER or to the receiver or liquidator, or to any person in whom the Contract may become vested or to give the SELLER or such receiver, liquidator or other person the option of carrying out the Contract subject to his providing a guarantee for the due and faithful performance of the Contract.

7.15	All terms and conditions not in conflict with terms and conditions defined herein, shall be as per GAFTA form no. 100

7.16	In the event of default by the SELLER, the Buyer shall be entitled to exercise any one of the following options:

1-	To cancel the Contract, or if it involves several partial consignments, to cancel the shipment/delivery in question.

2-	After having notified the SELLER in writing, by the BUYER in email, to buy against the defaulter within 3 working days and at the best at attainable price. Proof of timely notification is incumbent on the Buyer. Disputes over justification of the achieved price shall be settled by the experts agreed upon by the Parties and shall allow the Buyer redemption for the justified difference in price.

3-	to cause the value of the goods to be determined by expert agreed upon by the Parties and thereupon to claim the unfavorable difference in price.

Article (8): Communication Mode & Contact Point:

8.1	All the Communication related to this supply Contract, shipment, goods description, changes in schedule etc. shall be in writing either via email or via Fax mail transmission.

8.2	All contact with BUYER & SELLER shall be through the company representative or any authorized agent as listed below. BUYER shall promptly notify the SELLER in writing of any change in designation of the company representative. SELLER shall contact him for obtaining SUPPLY directions, approvals, or any other matters regarding administration of this Contract:

Buyer
Lee Jae Woo
Namsun0@naver.com
+82-10-9046-5058

Seller
Alan Kessler
ak@africanagriculture.com
+1 (212) 745-1164

Article (9): Settlement of Disputes, and Choice of Law:

9.1 Choice of Law:

9.1	This Contract and any other Contracts arising out of or relating to it will be governed, interpreted, and construed in accordance with the laws of England and Wales, regardless of where this Contract shall be entered into or performed.

9.2 Settlement of Dispute:

9.2	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the Arbitration Rules of the DIFC – LCIA Arbitration Centre, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London, UK. The language to be used in the arbitration shall be English. The governing law of the contract shall be the substantive English Law.

Article (10): Force Majeure:

10.1	Neither the SELLER nor BUYER shall be liable for any failure to fulfill any provision in this Supply Contract or which fulfillment has been delayed, due to interference or prevented by any event which is beyond the control of the Party concerned which is an Event of Force Majeure (as defined below) and which was not reasonably foreseeable, provided that the SELLER is not already in default of these provisions of this Supply Contract at the time of Force Majeure occurrence. Force Majeure shall not give any rights to rise any claims for liquidated damage.

10.2	Without prejudice to clause 6.2.5, Force Majeure shall not include any delay caused by transportation or shipping line.

10.3	“Event of Force Majeure” means (a) prohibition of export or other executive or legislative act done by or on behalf of the government of the country of origin or of the territory where the port or ports named herein is/are situate, restricting export, whether partially or otherwise, or (b) blockade, or (c) acts of terrorism, or (d) hostilities, or (e) strike, lockout or combination of workmen, or (f) riot or civil commotion, or (g) breakdown of machinery, or (h) fire, or (i) ice, or (j) Act of God, or (k) unforeseeable and unavoidable impediments to transportation or navigation, (l) any form of human-borne, or animal-borne, viral, bacterial or fungal infection or infestation causing the temporary shutdown of port services, either at loading or discharge, that impacts either all shipping operations or shipping operations relating only to the shipment of foodstuffs, or (m) any other event comprehended in the term “force majeure”. Should Sellers’ performance of this contract be prevented, whether partially or otherwise, by an Event of Force Majeure, the performance of this contract shall be suspended for the duration of the Event of Force Majeure, provided that Sellers shall have served a notice on Buyers within 7 consecutive days of the occurrence or not later than 21 consecutive days before commencement of the period of delivery, whichever is later, with the reasons therefor. If the Event of Force Majeure continues for 21 consecutive days after the end of the period of delivery, then Buyers have the option to cancel the unfulfilled part of the contract by serving a notice on Sellers not later than the first business day after expiry of the 21 day period. If this option to cancel is not exercised then the contract shall remain in force for an additional period of 14 consecutive days, after which, if the Event of Force Majeure has not ceased, any unfulfilled part of the contract shall be automatically cancelled. The Event of Force Majeure ceases before the contract or any unfulfilled part thereof can be cancelled, Sellers shall notify Buyers without delay that the Event of Force Majeure has ceased. The period of delivery shall be extended, from the cessation, to as much time as was left for delivery under the contract prior to the occurrence of the Event of Force Majeure. If the time that was left for delivery under the contract is 14 days or less, a period of 14 consecutive days shall be allowed. The burden of proof lies upon Sellers and the parties shall have no liability to each other for delay and/or non fulfilment under this clause, provided that Sellers shall have provided to Buyers, if required, satisfactory evidence justifying the delay or non-fulfilment.

Article (11): Waiver:

Neither the failure on a party to exercise any right, remedy, power or privilege under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Article (12): Further Incorporated GAFTA Provisions:

12.1 As stated above, all terms and conditions not in conflict with terms and conditions defined herein, shall be as per GAFTA Form No. 100, and they shall be read to compliment and supplement the terms contained herein except in cases of express conflict.

12.2 The following terms are expressly incorporated and set out below for convenience:

12.2.1 International Conventions:

(a) The following shall not apply to this contract: - (a) The Uniform Law on Sales and the Uniform Law on Formation to which effect is given by the Uniform Laws on International Sales Act 1967. (b) The United Nations Convention on Contracts for the International Sale of Goods of 1980. (c) The United Nations Convention on Prescription (Limitation) in the International Sale of Goods of 1974 and the amending Protocol of 1980. (e) Unless the contract contains any statement expressly to the contrary, a person who is not a party to this contract has no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of it.

12.2.2 Phytosanitary Certificate

(a) Where the provision of a phytosanitary certificate has been agreed between the parties, Sellers shall use their reasonable endeavors to supply, at their own cost, a phytosanitary certificate in circumstances where after the date on which the contract has been entered into the Saudi Arabian Customs Authority changes its phytosanitary requirements. 12.2.3 Methods Of Analysis (a) Unless otherwise agreed, the terms and conditions of GAFTA Methods of Analysis No. 130 are deemed to be incorporated into this contract

12.2.4 Sampling, Analysis and Certificate Of Analysis

(a) The terms and conditions of GAFTA Sampling Rules No. 124 are deemed to be incorporated into this contract. Samples shall be taken at time and place of loading. The parties shall appoint superintendents, for the purposes of supervision and sampling of the goods, from the GAFTA Register of Superintendents. Unless otherwise agreed, analysts shall be appointed from the GAFTA Register of Analysts.

12.2.5 Fumigation

(a) Where fumigation has been agreed, the terms and conditions of GAFTA Fumigation Rules No. 132 shall be incorporated into this contract.

12.2.6 Weighing

(a) The terms and conditions of GAFTA Weighing Rules No.123 are deemed to be incorporated into this contract. Final at time and place of loading, as per GAFTA registered superintendent certificate at Sellers’ choice and expense. Buyers have the right to attend at loading.

12.2.7 Export Licence

(a) If required, to be obtained by Sellers.

12.2.8 Duties, Taxes, Levies, Etc.

(a) Sellers shall customs clear the goods for export. All export duties, taxes, levies, etc., present or future, in country of origin, or of the territory where the port or ports of shipment named herein is/are situate, shall be for Sellers’ account.

12.2.9 Insurance

(a) Marine and war risk insurance including strikes, riots, civil commotions and mine risks to be effected by Buyers with first class underwriters and/or approved companies. Buyers shall supply Sellers with confirmation thereof at least 5 consecutive days prior to expected readiness of vessel(s). If Buyers fail to provide such confirmation, Sellers shall have the right to place such insurance at Buyers’ risk and expense.

IN WITNESS thereof, both parties have signed this contract.

For and on behalf of:	For and on behalf of:

African Agriculture, Inc.	Dr. Khan

Alan Kessler Chairman & Chief Executive Officer African Agriculture, Inc.

Appendix

Volume, supply and delivery schedule

500 MT per month from February 28, 2024 – June 30, 2024

2,500 MT per month from July 1, 2024 – December 31, 2024

Total 18,000 MT for 2024

5,000 MT per month from January 1, 2025 – December 31, 2025

Total 60,000 MT for 2025